EXHIBIT 5.1

                           FULBRIGHT & JAWORSKI L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103

June 17, 1999

Siebert Financial Corp.
885 Third Avenue
New York, New York 10022

Re:      Siebert Financial Corp. Registration Statement on Form S-3


Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Siebert Financial Corp., a New York corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain shareholders of the Company of up to an aggregate of 600,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                             Very truly yours,

                                             /s/ FULBRIGHT & JAWORSKI L.L.P.
                                             -----------------------------------
                                                 Fulbright & Jaworski L.L.P.